EXHIBIT 99.1

Contact:	Susan E. Moss
Senior Vice President, Marketing and Communications
(502) 596-7296

KINDRED APPOINTS PETER K. KALMEY

AS PRESIDENT OF ITS HOSPITAL DIVISION

LOUISVILLE, Ky. (December 21, 2015) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced the appointment of Peter K. Kalmey as President of its Hospital Division, effective January 1, 2016. Mr. Kalmey will be a member of the Company’s Executive Committee.

Mr. Kalmey succeeds Steven L. Monaghan, who is retiring from Kindred effective December 31, 2015. Mr. Monaghan joined the Company in 1996 and has served as President of Kindred’s Hospital Division since October 2013.

Mr. Kalmey has served as Chief Operating Officer of the Hospital Division since October 2013. He began with the Company in 1995 and during his career with the Company he has served in multiple executive positions at all levels within the Hospital Division.

“Pete’s leadership and management skills will be invaluable to our Hospital Division as we position Kindred in advance of a transition to value-based systems,” said Kent H. Wallace, Kindred’s Chief Operating Officer. “His strong working relationship and partnership with Steve and the division’s leadership team have prepared him for success in his new role.”

“We wish Steve all the best, and thank him for his outstanding leadership and years of dedicated service,” continued Mr. Wallace. “Under Steve’s guidance, our hospitals continuously improved quality and clinical outcomes in the face of ongoing reimbursement challenges.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-95 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion(1). At September 30, 2015, Kindred through its subsidiaries had approximately 102,200 employees providing healthcare services in 2,723 locations in 47 states, including 95 transitional care hospitals, 18 inpatient rehabilitation hospitals, 90 nursing centers, 20 sub-acute units, 626 Kindred at Home home health, hospice and non-medical home care sites of service, 101 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,773 non-affiliated sites of service. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

(1)	Revenues were computed by combining the twelve months ended December 31, 2014 data for Kindred, Gentiva Health Services, Inc., which was acquired by the Company on February 2, 2015, and Centerre Healthcare Corporation, which was acquired by the Company on January 1, 2015.

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